ROPES & GRAY LLP PRUDENTIAL TOWER 800 BOYLSTON STREET BOSTON, MA 02199-3600 WWW.ROPESGRAY.COM

November 26, 2019

ProFunds Trust

7501 Wisconsin Avenue, Suite 1000E

Bethesda, Maryland 20814

Ladies and Gentlemen:

We are furnishing this opinion in connection with the proposed offer and sale by ProFunds, a Delaware statutory trust (the “Trust”), of shares of beneficial interest of Banks UltraSector ProFund, Basic Materials UltraSector ProFund, Bear ProFund, Biotechnology UltraSector ProFund, Bull ProFund, Communication Services UltraSector ProFund, Consumer Goods UltraSector ProFund, Consumer Services UltraSector ProFund, Europe 30 ProFund, Falling U.S. Dollar ProFund, Financials UltraSector ProFund, Health Care UltraSector ProFund, Industrials UltraSector ProFund, Internet UltraSector ProFund, Large-Cap Growth ProFund, Large-Cap Value ProFund, Mid-Cap ProFund, Mid-Cap Growth ProFund, Mid-Cap Value ProFund, NASDAQ-100 ProFund, Oil & Gas UltraSector ProFund, Oil Equipment & Services UltraSector ProFund, Pharmaceuticals UltraSector ProFund, Precious Metals UltraSector ProFund, Real Estate UltraSector ProFund, Rising Rates Opportunity ProFund, Rising Rates Opportunity 10 ProFund, Rising U.S. Dollar ProFund, Semiconductor UltraSector ProFund, Short NASDAQ-100 ProFund, Short Oil & Gas ProFund, Short Precious Metals ProFund, Short Real Estate ProFund, Short Small-Cap ProFund, Small-Cap ProFund, Small-Cap Growth ProFund, Small-Cap Value ProFund, Technology UltraSector ProFund, Telecommunications UltraSector ProFund, U.S. Government Plus ProFund, UltraBear ProFund, UltraBull ProFund, UltraChina ProFund, UltraDow 30 ProFund, UltraEmerging Markets ProFund, UltraInternational ProFund, UltraJapan ProFund, UltraLatin America ProFund, UltraMid-Cap ProFund, UltraNASDAQ-100 ProFund, UltraShort China ProFund, UltraShort Dow 30 ProFund, UltraShort Emerging Markets ProFund, UltraShort International ProFund, UltraShort Japan ProFund, UltraShort Latin America ProFund, UltraShort Mid-Cap ProFund, UltraShort NASDAQ-100 ProFund, UltraShort Small-Cap ProFund, UltraSmall-Cap ProFund and Utilities UltraSector ProFund (collectively, the “Shares”), pursuant to post-effective amendment No. 112 on Form N-1A (the “Post-Effective Amendment”) under the Securities Act of 1933, as amended.

We are familiar with the actions taken by the Trustees of the Trust to authorize the issuance of the Shares. We have examined the Trust’s Certificate of Trust (as on file in the office of the Secretary of State of the State of Delaware), its Agreement and Declaration of Trust, as amended, its Bylaws and such other documents as we deemed necessary for the purposes of this opinion. We assume that upon sale of the Shares by the Trust the Trust will receive the net asset value thereof.

Based upon the foregoing, we are of the opinion that the Trust is authorized to issue an unlimited number of Shares, and that, when the Shares are issued and sold, they will be validly issued, fully paid and nonassessable by the Trust.

We consent to the filing of this opinion as an exhibit to the Post-Effective Amendment.

Very truly yours,

/s/ Ropes & Gray LLP
Ropes & Gray LLP